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                                                                   EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                        ODS NETWORKS COMPLETES ACQUISITION OF
                               ESSENTIAL COMMUNICATIONS

                     -- Acquisition of Leader in HIPPI Technology
               Enhance Offerings for High-Speed Enterprise Networks --

RICHARDSON, Texas, May 7, 1998 - ODS Networks, Inc. (NASDAQ: ODSI) today announced the completion of its acquisition of Essential Communications Corporation (Essential), a privately held company based in Albuquerque, New Mexico. Essential is a market leader in High Performance Parallel Interface (HIPPI) switches and network interface cards and Gigabit Ethernet network interface cards.

On April 30, 1998, ODS Networks-TM- (ODS) announced that it had signed a definitive agreement to acquire all of the outstanding shares of Essential in exchange for approximately $5.8 million of cash and approximately 305,500 shares of ODS common stock (worth approximately $2.7 million based upon ODS' May 6, 1998 closing price of $9.00). As part of the acquisition, ODS assumed the Essential stock option plan, and ODS has reserved approximately 103,500 shares of ODS stock to be issued upon the exercise of such options. As a result of the acquisition, ODS expects to recognize a one-time charge against after-tax earnings of between $4.5 million and $5.5 million, or $0.27 to $0.33 per share, for in-process technology in the second fiscal quarter of 1998.

The combined ODS and Essential product lines will allow companies with high-performance scientific and technical computing, image processing, data warehousing, data mining, transaction processing, and video and film archiving applications to interconnect their HIPPI networks to more common desk-top interfaces, including Gigabit Ethernet, for real-time network solutions. By the end of 1998, ODS and Essential also plan to offer a next generation Gigabyte System


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Network (GSN), also known as HIPPI-6400, switch that can move media at more than six times the speed of current Fibre Channel or Gigabit Ethernet solutions and will provide an aggregate bandwidth of over 400 gigabits per second.

ABOUT ODS NETWORKS

ODS develops, manufactures and markets a complete range of enterprise, workgroup, remote access and security networking products for large and mid-range organizations, including its award-winning InfiniteSwitch. ODS' InfiniteSwitch and LANBlazer switch family features a highly flexible architecture that combined supports Ethernet, Fast Ethernet, Gigabit Ethernet, FDDI, ATM and Token Ring and remote access while providing up to 45 Gigabits of switch throughput capacity and industry-leading performance in management, security and fault tolerance. The ODS SecureCom-TM- and CryptoCom-TM- security product families provide a complete suite of infrastructure and remote access-based solutions for both detecting network security violations and preventing them.

This release, other than historical financial information, includes forward-looking statements with respect to developing HIPPI-6400 and other products and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: delays in the development of HIPPI-6400 or other products, the rate of adoption of new technology, competitive product introductions, competitive pricing actions and marketing programs, as well as risks concerning future technology and others identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting ODS Investor Relations.

ODS and ODS Networks are registered trademarks of ODS Networks, Inc. LANBlazer, InfiniteSwitch, SecureCom and CryptoCom are trademarks of ODS Networks, Inc. All other trademarks are the property of their respective companies.

CONTACT:

Charleigh Shayne                   Terri Griffin            Cynthia Stine
Director of Investor Relations     Director of Marketing    PRTek, Inc.
ODS Networks, Inc.                 ODS Networks, Inc.       972-276-5724
972-664-8061                       972-664-8040             prtek@flash.net
cshayne@ods.com                    tgriffin@ods.com